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Exhibit (a)(1)(H)

American depositary shares or warrants of ILOG S.A. cannot be tendered by means of the enclosed form of acceptance. These materials shall be used only if you hold ordinary shares of ILOG S.A. through a French financial intermediary or through a U.S. custodian.

U.S. OFFER TO PURCHASE FOR CASH
All Outstanding American Depositary Shares and
All Ordinary Shares and Warrants held by U.S. Holders
of
ILOG S.A.
(ADS CUSIP: 452360100; ADS ISIN: US4523601007;
Share ISIN: FR0004042364)
Pursuant to the U.S. Offer to Purchase dated October 14, 2008 by
CITLOI S.A.S.,
an indirect wholly-owned subsidiary of
INTERNATIONAL BUSINESS MACHINES CORPORATION

        THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON NOVEMBER 17, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

October 14, 2008

To Our Clients:

        Enclosed for your consideration is a form of acceptance for Shares in connection with the offer by CITLOI S.A.S. ("Purchaser"), a société par actions simplifiée organized under the laws of the Republic of France and an indirect wholly-owned subsidiary of International Business Machines Corporation, a New York corporation, to purchase for cash: (a) all outstanding American depositary shares ("ADSs"), each representing one ordinary share, of ILOG S.A. ("ILOG"), a société anonyme organized under the laws of the Republic of France, in the U.S. dollar equivalent of €10.00 net per ADS, (b) all outstanding ordinary shares, nominal value €1.00 each ("Shares"), issued by ILOG and held by U.S. holders (including any dividend payable for the fiscal year ended June 30, 2008), in an amount of €10.00 net per Share and (c) all outstanding warrants held by U.S. holders, in an amount of €0.50 net per warrant issued by ILOG on December 16, 2003 with an exercise price of 10.45 euros (the "2003 Warrants no1"), €0.50 net per warrant issued by ILOG on December 16, 2003 with an exercise price of 10.99 euros (the "2003 Warrants no2"), €0.65 net per warrant issued by ILOG on November 30, 2004 ("2004 Warrants"), €0.50 net per warrant issued by ILOG on November 29, 2005 ("2005 Warrants"), €0.83 net per warrant issued by ILOG on November 30, 2006 ("2006 Warrants") and €1.93 net per warrant issued by ILOG on November 29, 2007 ("2007 Warrants") (collectively, the "Warrants"), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related ADS letter of transmittal and the related forms of acceptance for Shares and Warrants (which, as amended or supplemented from time to time, constitute the "U.S. Offer").

        Terms used in this document to the extent not defined herein shall have the same meaning as in the Offer to Purchase.

        We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish to have us tender on your behalf any of or all the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer to Purchase. The Offer to Purchase and any additional information can be obtained from the information agent for the U.S. Offer, Georgeson Inc., at 199 Water Street, 26th Floor, New York, New York 10038-3650; U.S. Toll Free Number for holders of Shares in the United States: (800) 334-9405; U.S. Number for banks and brokers: (212) 440-9800; European Toll Free Number: 00800 10 20 10 80.

        Your attention is directed to the following:

          1.     In the U.S. Offer, Purchaser offers to purchase all outstanding ADSs for cash in the U.S. dollar equivalent of €10.00 net per ADS. Purchaser also offers to purchase all outstanding Shares (including any dividend payable for the fiscal year ended June 30, 2008) and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")) for cash in an amount of €10.00 net per Share, €0.50 net per 2003 Warrant no1, €0.50 net per 2003 Warrant no2, €0.65 net per 2004 Warrant, €0.50 net per 2005 Warrant, €0.83 net per 2006 Warrant, and €1.93 net per 2007 Warrant.

          2.     Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Securities validly tendered and not properly withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 noon, New York City time, on November 17, 2008, unless Purchaser, in its sole discretion, has extended the initial period of time during which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire.

          3.     The U.S. Offer is being made on substantially the same terms as an offer for all Shares and Warrants being made in France (the "French Offer" and, together with the U.S. Offer, the "Offers"). However, the U.S. Offer is made to U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) of Shares and Warrants, and to holders of ADSs, wherever located, while the French Offer is made to holders of Shares and Warrants in France. In addition, holders tendering Shares and Warrants in the Offers will be paid in euros, while holders tendering ADSs in the U.S. Offer will be paid in U.S. dollars. The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs and Treasury Shares) and Warrants that represent at least 66.67% of ILOG's share capital and voting rights on a fully-diluted basis (the "Minimum Tender Condition"). The Offers are additionally subject to the clearance of the acquisition of ILOG by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No. 139/2004.

          4.     The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City Time, on November 17, 2008, unless the U.S. Offer is extended. Purchaser intends that the U.S. Offer and the French Offer will expire simultaneously. If Purchaser extends the U.S. Offer, Purchaser will inform Wells Fargo Bank, N.A., the receiving agent for the ADSs (the "Receiving Agent") in the U.S. Offer, of that fact and will make a public announcement of the extension, by no later than 9:00 a.m., New York City time, on the next business day after the U.S. Offer was previously scheduled to expire.

          5.     Payment for the Shares tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the French financial intermediary if your Shares are held through a French financial intermediary, or by the U.S. custodian if your Shares are held through a U.S. custodian (each of the French financial intermediary or the U.S. custodian referred to hereafter as a "Financial Intermediary") of a properly completed and duly executed form of acceptance for Shares and any other documents required by such form of acceptance.

          6.     If you hold Shares in pure registered (nominatif pur) form, you cannot tender them unless you first request that they be converted to administered registered form (nominatif administré) or bearer form (au porteur). If you wish to tender such securities, you must first make the necessary arrangements for such conversion with your Financial Intermediary.

          7.     Purchaser will not pay the brokerage fees, if any, and similar expenses incurred by holders of Securities tendering into the U.S. Offer.

          8.     If the Offers are successful, Purchaser will be deemed to have accepted for payment all Securities validly tendered and not properly withdrawn on the Expiration Date, as set forth in the final results of the Offers published in France by the French Autorité des marchés financiers (the "AMF"). Under no circumstances will interest be paid on the purchase price of Securities, regardless of any delay in payment for such Securities. In case any Securities validly tendered are not accepted for payment pursuant to the terms and conditions of the U.S. Offer, Purchaser will cause these Securities to be returned as soon as practicable following the announcement of the termination of the Offers, or the publication by the AMF of the results of the Offers, as the case may be.

          9.     In the event that the Offers are successful, Purchaser expects the cash consideration to be delivered to the tendering holders of Securities following the publication by the AMF of the final results of the Offers. If the Offers are consummated, the final settlement date for the Offers is expected to be up to twelve to fifteen French Trading Days following the Expiration Date. Similarly, in the event of a Subsequent Offering Period, settlement is expected to occur within approximately twelve to fifteen French Trading Days following the expiration of that Subsequent Offering Period. With respect to tendered ADSs only, the cash consideration will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American trading session on the date on which funds are received by the Receiving Agent to pay for the ADSs, which is anticipated to be up to approximately twelve to fifteen French Trading Days following the Expiration Date.

          10.   Holders of Shares who fail to complete and sign the Substitute Form W-9 may be subject to U.S. Federal income tax backup withholding at a rate of 28%. See Instruction 11 of the form of acceptance for Shares.

          11.   If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender the Shares on your behalf prior to the expiration of the U.S. Offer.

          12.   The U.S. Offer is made solely by the Offer to Purchase and is being made to all U.S. holders of Shares and Warrants and all holders of ADSs. The U.S. Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares, Warrants and ADSs in any jurisdiction in which the making or acceptance of the U.S. Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction of the United States where the securities or blue-sky laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed made on behalf of Purchaser by UBS Securities LLC, the dealer manager for the U.S. Offer.

INSTRUCTIONS WITH RESPECT TO THE
U.S. OFFER TO PURCHASE FOR CASH
All Outstanding American Depositary Shares and
All Ordinary Shares and Warrants held by U.S. Holders
of
ILOG S.A.
Pursuant to the U.S. Offer to Purchase dated October 14, 2008 by
CITLOI S.A.S.,
an indirect wholly-owned subsidiary of
INTERNATIONAL BUSINESS MACHINES CORPORATION

        The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated October 14, 2008 (the "Offer to Purchase"), and the related form of acceptance for Shares, pursuant to an offer by CITLOI S.A.S. to acquire all the issued and outstanding ordinary shares (the "Shares") of ILOG S.A. The undersigned acknowledges that such person has received and reviewed the Offer to Purchase.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related form of acceptance for Shares.

        The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any Shares submitted on my behalf to the Financial Intermediary will be determined by CITLOI S.A.S. and such determination shall be final and binding.

Number of Shares to be Tendered*

Dated:                , 2008

  SIGN HERE

Signature(s)

Please Print Name

Address
Area Code and Telephone Number
Tax Identification or Social Security Number(s)

* Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

PLEASE RETURN THIS FORM TO THE FINANCIAL INTERMEDIARY MAINTAINING YOUR ACCOUNT.

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  Exhibit (a)(1)(H)